Exhibit 99.1

PHAZAR CORP Announces Pending Retirement of Garland P. Asher as Chairman, President and CEO

MINERAL WELLS, Texas--(BUSINESS WIRE)--July 20, 2012--PHAZAR CORP, (NASDAQ: ANTP). At a meeting of the PHAZAR CORP Board of Directors held July 19, 2012, Garland P. Asher, Chairman, President & Chief Executive Officer announced that it was his intention to retire from the Company, effective December 31, 2012, and that he did not wish to stand for re-election to the Board for the upcoming year. Mr. Asher said he was giving the advance notice to ensure an orderly and smooth transition and give the Board time to conduct the search and process of identifying a successor. Mr. Asher further said that he would be willing to assist in any manner and to any degree the Board might desire in that exercise.

Addressing the Board, Mr. Asher said, “I am honored to have had the opportunity to lead this fine Company for the last four years and wish the management team continued success.”

The Board accepted Mr. Asher’s resignation effective on the aforementioned date.

Product information is available at www.antennaproducts.com and www.phazar.com.

The common stock of PHAZAR CORP is listed on the NASDAQ Capital Market under the trading symbol “ANTP”. This press release contains forward-looking information within the meaning of Section 29A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements include statements concerning plans, objectives, goals, strategies, future events or performances and underlying assumption and other statements, which are other than statements of historical facts. Certain statements contained herein are forward-looking statements and, accordingly, involve risks and uncertainties, which could cause actual results, or outcomes to differ materially from those expressed in the forward-looking statements. The Company’s expectations, beliefs and projections are expressed in good faith and are believed by the Company to have a reasonable basis, including without limitations, management’s examination of historical operating trends, data contained in the Company’s records and other data available from third parties, but there can be no assurance that management’s expectations, beliefs or projections will result, or be achieved, or accomplished.

CONTACT:
PHAZAR CORP
Kathy Kindle, 940-325-3301
Fax: 940-325-0716
kindle@phazarcorp.com